Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

August 24, 2020

STEVE HORN NAMED CHIEF OPERATING OFFICER

OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, August 24, 2020 - The Board of Directors of National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, announced today that Stephen A. Horn, Jr. has been appointed Chief Operating Officer. He also retains the title Executive Vice President.

Jay Whitehurst, President and Chief Executive Officer, commented: “Steve has been a vital contributor to the long-term success at National Retail Properties since joining the company seventeen years ago. He has a deep understanding of our business strategy and culture. As Chief Operating Officer, Steve will oversee our acquisitions, underwriting, asset management, dispositions, legal and human resources departments. There is no person better suited to take on this role as we look to the future for National Retail Properties.”

Mr. Horn has served as Executive Vice President and Chief Acquisition Officer of the Company since January 2, 2014. During that time, he has overseen the acquisition of approximately $4.5 billion of new investment properties as the company’s portfolio grew to more than 3,100 properties.

“I look forward to helping the company continue to grow,” said Mr. Horn. “We are strategically navigating these challenging times and there are many opportunities that lie ahead.”

450 S. Orange Ave., Suite 900 | Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com

Mr. Horn previously served as Senior Vice President of Acquisitions for the Company from June 2008 to December 2013, and as Vice President of Acquisitions of the Company from 2003 to 2008. Prior to 2003, Mr. Horn worked in the mergers and acquisitions group at A.G. Edwards & Sons in St. Louis, MO. He is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of June 30, 2020, the company owned 3,117 properties in 48 states with a gross leasable area of approximately 32.5 million square feet and with a weighted average remaining lease term of 10.9 years. For more information on the company, visit www.nnnreit.com.

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